United States securities and exchange commission logo





                    May 20, 2021

       Edwin Negron-Carballo
       Chief Financial Officer
       Celsius Holdings, Inc.
       2424 N Federal Highway, Suite 208
       Boca Raton, Florida 33431

                                                        Re: Celsius Holdings,
Inc.
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed March 12,
2020
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Filed March 11,
2021
                                                            File No. 001-34611

       Dear Mr. Negron-Carballo:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing